Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION
ANNOUNCES RECORD FIRST QUARTER 2008 OPERATING RESULTS
          DENVER, Colorado (May 8, 2008) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, today announced its financial and operating results for the first quarter of 2008.
FIRST QUARTER HIGHLIGHTS
•	Production from continuing operations increased 68% from first quarter 2007 levels.

•	Estimated proved reserves increased 60% to 603 billion cubic feet equivalents (Bcfe) at March 31, 2008, compared with 376 Bcfe at year-end 2007.

•	Discretionary cash flow increased 84% from prior-year period to $30.8 million.

•	Closed significant common equity transaction with strategic partner, Tracinda Corporation, for gross proceeds of $684 million.

•	Closed $410.5 million property transaction, substantially increasing the Company’s acreage position in prolific Piceance Basin.
RESULTS FOR THE FIRST QUARTER
          For the quarter ended March 31, 2008, the Company reported production of 5.37 Bcfe. This was within the range of guidance initially provided by the Company, but slightly below the guidance provided when the Piceance Basin transaction was announced on February 28, 2008. Actual production totaled 5.56 Bcfe, but production from the effective date to the closing date of the Piceance Basin transaction was recorded as a purchase price adjustment to the acquired properties. Production from continuing operations increased 68% when compared with the first quarter of 2007. Total revenue increased 52% to $56.0 million in the most recent quarter, compared with $36.9 million in the quarter ended March 31, 2007. Revenue from oil and gas sales increased 134% to $45.4 million, compared with $19.4 million in the prior-year quarter, reflecting 68% growth in production from continuing operations, a 70% increase in oil prices, and a 35% increase in natural gas prices. Revenue from contract drilling and trucking fees decreased 35% to $10.5 million in the most recent quarter, versus $16.3 million in the first quarter of 2007, as a result of inter-company eliminations due to additional DHS rigs working for Delta. EBITDAX increased 92% to $29.7 million in the first quarter of 2008, compared with $15.5 million in corresponding period of the previous year. Discretionary cash flow increased 84% to $30.8 million, versus $16.7 million in the prior-year quarter. (Note: EBITDAX and Discretionary Cash Flow are non-GAAP measures that are described in greater detail below.).

     The Company reported a first quarter net loss of ($21.1 million), or ($0.26) per share, compared with a net loss of ($18.7 million), or ($0.34) per share, in the first quarter of 2007. The first quarter 2008 loss included $14.1 million in non-cash unrealized losses on derivative instruments, $3.9 million of non-cash equity compensation expense that is included in general and administrative expenses, and $2.3 million in carry-over dry hole costs related to the Federal 23-44 well drilled in the Utah Hingeline prospect area, which did not reach total depth until January 2008.
FIRST QUARTER PRODUCTION VOLUMES, UNIT PRICES AND COSTS
Production volumes, average prices received and cost per equivalent thousand cubic feet (Mcf) for the three months ended March 31, 2008 and 2007 are as follows:

	Three Months Ended
	March 31,
	2008	2007
Production – Continuing Operations:
Oil (MBbl)	229	197
Gas (Mmcf)	3,294	1,602
Production – Discontinued Operations:
Oil (MBbl)	37	69
Gas (Mmcf)	475	725

Total Production (Mmcfe)	5,366	3,924

Average Price – Continuing Operations:
Oil (per barrel)	$89.84	$52.99
Gas (per Mcf)	$7.55	$5.61

Costs per Mcfe – Continuing Operations:
Realized derivative gain (loss)	$(.37)	$.43
Lease operating expense	$1.63	$1.44
Production taxes	$.65	$.40
Transportation costs	$.37	$.31
Depletion expense	$4.03	$5.49
     Lease operating expense for the quarter ended March 31, 2008 totaled $7.6 million, compared with $4.0 million in the prior-year quarter. Lease operating expense from continuing operations per Mcfe for the three months ended March 31, 2008 totaled $1.63, compared with $1.44 per Mcfe for the year-earlier period, primarily due to abnormally high snow removal costs in the Piceance Basin and a non-recurring offshore workover expense at the Point Arguello Unit in the Santa Barbara Channel.
     Depreciation, depletion and amortization expense – oil and gas – increased 23% to $19.3 million for the three months ended March 31, 2008, compared with $15.7 million in the prior-year period. The 23% increase was due to a 68% rise in production from continuing operations, partially offset by a 27% decrease in the per-Mcfe depletion rate. The Company’s depletion rate decreased to $4.03 per Mcfe for the three months ended March 31, 2008 from $5.49 per Mcfe in the year-earlier period primarily as a result of increased reserve additions and lower per well costs at the Company’s Piceance Basin development program.
     General and administrative expense increased 16% to $13.4 million during the first quarter of 2008, versus $11.5 million in the quarter ended March 31, 2007. The increase was primarily attributed to an increase in non-cash equity compensation of $1.2 million and a 17% increase in technical and administrative staff and related personnel costs.

ADDITIONAL FINANCIAL INFORMATION
     At March 31, 2008 the Company had $37.9 million in cash, $35.0 million in certificates of deposit, $301.2 million in long-term deposits and full availability of a $140.0 million borrowing base under its revolving credit facility.
     The following table summarizes the Company’s open derivative contracts at March 31, 2008:

			Price Floor /
Commodity	Volume		Price Ceiling		Term	Index
Crude oil	1,200	Bbls / day	$65.00 /	$79.77	Apr ’08 - June ’08	NYMEX – WTI
Crude oil	1,200	Bbls / day	$65.00 /	$79.86	July ’08 - Sept ’08	NYMEX – WTI
Crude oil	1,200	Bbls / day	$65.00 /	$79.83	Oct ’08 - Dec ’08	NYMEX – WTI
Natural gas	15,000	MMBtu / day	$6.50 /	$8.30	Apr ’08 - Dec ’08	CIG
Natural gas	10,000	MMBtu / day	$6.00 /	$7.25	Apr ’08 - Sept ’08	CIG
Natural gas	10,000	MMBtu / day	$6.50 /	$7.70	Apr ’08 - June ’08	CIG
Natural gas	10,000	MMBtu / day	$6.50 /	$8.15	July’08 - Sept ’08	CIG
Natural gas	10,000	MMBtu / day	$6.50 /	$7.90	Oct ’08 - Dec ’08	CIG
Natural gas	35,000	MMBtu / day	$7.50 /	$9.88	Jan ’09 - Mar ’09	CIG
Natural gas	10,000	MMBtu / day	$9.00 /	$11.53	Oct ’08 - Dec ’08	NYMEX-H HUB
Subsequent to March 31, 2008, the Company entered into the following additional derivative contracts:

			Price Floor /
Commodity	Volume		Price Ceiling	Term	Index
Natural gas	10,000	MMBtu / day	$9.00 / $10.58	Apr ’09 - June ’09	NYMEX-H HUB
Natural gas	15,000	MMBtu / day	$9.00 / $10.70	Apr ’09 - June ’09	NYMEX-H HUB
Natural gas	10,000	MMBtu / day	$9.00 / $10.82	July’09 - Sept ’09	NYMEX-H HUB
Natural gas	15,000	MMBtu / day	$9.00 / $10.90	July’09 - Sept ’09	NYMEX-H HUB
Natural gas	10,000	MMBtu / day	$9.00 / $12.05	Oct ’09 - Dec ’09	NYMEX-H HUB
Natural gas	15,000	MMBtu / day	$9.00 / $11.95	Oct ’09 - Dec ’09	NYMEX-H HUB
OPERATIONS UPDATE
     Piceance Basin, CO, 31 – 100% WI – The Company continues to develop the Vega Area with four rigs currently operating full-time and plans to increase the number of operating rigs to six by mid-summer. Current production from the Piceance Basin approximates 44 million cubic feet equivalents per day (Mmcfe/d) net. Subsequent to the end of the quarter, the Company acquired an additional 2,000 acres of surface and 600 acres of mineral ownership in the middle of the Vega Area, increasing the Company’s resource potential by an estimated 70 Bcfe. The Company’s acreage position in the Vega Area now totals over 21,000 net acres.
     Paradox Basin, UT, 70% WI – In the Greentown project area, the Company is currently focusing on the Cane Creek Formation and the “O” interval throughout the project area, with the expectation that these zones can be most effectively exploited through horizontal drilling. As such, the Company has three DHS rigs drilling horizontal laterals in wells that had previously reached total depth at various stages during the first quarter. The Federal 31-36, the Federal 26-43D and the Federal 36-24H will have laterals drilled in both the Cane Creek and “O” intervals, with the expectation of being on daily production by the end of the second quarter. The reserve capability of horizontal wellbores is expected to increase by encountering numerous fracture planes in both intervals. The Company plans to drill horizontal laterals up to several thousand feet in length. The Federal 28-11 well is currently producing as a vertical wellbore, from the “O” and “P” intervals only, at a rate of approximately 200 barrels of oil per day (Bo/d) and 600 thousand cubic feet of gas per day (Mcf/d).
     The Company is continuing the construction of the Greentown Pipeline, which is on schedule to be completed by the end of the second quarter.
     The Company is also preparing for activity on its Cocklebur Draw prospect, where initial drilling should commence later this year. This prospect will target different geologic intervals than those in the Greentown project area.
     Columbia River Basin, WA, 100% WI – The Company has begun moving DHS rig #7 to the Columbia River Basin to spud the Gray 31-23 well (Bronco Prospect) in Klickitat County, Washington. The Company believes the Bronco Prospect represents multi-Tcfe potential that appears to be on a large geologic structure as defined by geophysical data. The well will be drilled with or without third-party participation and is expected to spud this month. The Company has been and continues to be in discussion with several industry companies, but ultimately may elect to maintain its 100% working interest for the drilling of this well. Accordingly, the Company’s budgeted drilling capital expenditures could increase by approximately $10 million for 2008 depending upon the involvement of other entities.
     Central Utah Hingeline Project, UT, 65% WI – The Company is in the permit application process for a well to be drilled in the Beaver prospect area, which will test a seismically identified structural feature located approximately midway between the Covenant Field to the north and the Company’s Parowan prospect (Federal 23-44 well) to the south. The Company anticipates that the well should be approved for drilling in the third quarter.
     Midway Loop Area, SE Gulf Coast, TX, ~ 10 – 55% WI – The Baxter A-141 lateral portion was redrilled, and the Company is currently completing the well. The Company also plans to drill the Carter A-141, with an anticipated spud date before the end of the current quarter. The Midway Loop project wells and acreage are currently held for sale.
     Howard Ranch, Wind River Basin, WY, 70 – 100% WI – The Company continues to work on obtaining surface discharge permits for produced water that is expected to significantly lower lease operating expense and thereby improve per-well economics. Upon securing surface discharge rights, the Company expects to resume drilling activity.
PRODUCTION GUIDANCE
     The Company is projecting a second quarter production increase of 8% to 12% over the first quarter of 2008 and is providing guidance of 6.0 – 6.2 Bcfe. The Company also reaffirms its full year 2008 guidance that production should increase 45% to 60% over 2007 levels, to a range of 25.8 – 28.4 Bcfe.
INVESTOR CONFERENCE CALL
     An investor conference call has been scheduled for 12:00 noon EDT today, Thursday, May 8, 2008.
     Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international callers dial 412-858-4600) and asking to participate in the “Delta Petroleum call”, a few minutes before 12:00 noon Eastern time on May 8, 2008. The call will also be broadcast live and can be accessed through the Company’s website at http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available two hours after the completion of the conference call from May 8, 2008 until May 15, 2008 by dialing 877-344-7529 and entering the conference ID 418572#.
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing  facilities, as well as general market conditions, competition and pricing.  The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  In this press release we say that we estimate our proved reserves to be 603 Bcfe.  This is an internally prepared estimate that has not been reviewed by our third party reserve engineers. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.  The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com
SOURCE: Delta Petroleum Corporation

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$37,881	$9,793
Certificates of deposit	35,000	—
Assets held for sale	68,153	62,744
Trade accounts receivable, net of allowance for doubtful accounts of $664 and $664, respectively	51,272	38,761
Prepaid assets	8,829	3,943
Inventories	5,988	4,236
Derivative instruments	—	2,930
Deferred tax assets	150	150
Other current assets	11,853	10,214

Total current assets	219,126	132,771

Property and equipment:
Oil and gas properties, successful efforts method of accounting:
Unproved	534,553	247,466
Proved	929,467	740,408
Drilling and trucking equipment	170,933	146,097
Pipeline and gathering system	35,782	22,140
Other	22,806	19,069

Total property and equipment	1,693,541	1,175,180
Less accumulated depreciation and depletion	(271,494)	(245,153)

Net property and equipment	1,422,047	930,027

Long-term assets:
Long-term restricted deposit	301,174	—
Marketable securities	5,982	6,566
Investments in unconsolidated affiliates	10,976	10,281
Deferred financing costs	6,664	7,187
Goodwill	7,747	7,747
Other long-term assets	12,220	10,616

Total long-term assets	344,763	42,397

Total assets	$1,985,936	$1,105,195

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$13,104	$13
Accounts payable	125,266	119,783
Other accrued liabilities	17,423	17,105
Derivative instruments	17,498	6,295

Total current liabilities	173,291	143,196

Long-term liabilities:
Installments payable on property acquisition, net	280,724	—
7% Senior notes, unsecured	149,478	149,459
3 3/4% Senior convertible notes	115,000	115,000
Credit facility — Delta	—	73,600
Credit facility — DHS	61,898	75,000
Asset retirement obligations	4,635	4,154
Deferred tax liabilities	8,716	9,085

Total long-term liabilities	620,451	426,298

Minority interest	33,835	27,296

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
authorized 3,000,000 shares, none issued	—	—
Common stock, $.01 par value; authorized 300,000,000 shares, issued 102,278,000 shares at March 31, 2008, and 66,429,000 shares at December 31, 2007	1,023	664
Additional paid-in capital	1,336,471	664,733
Treasury stock at cost; 25,000 shares at March 31, 2008 and none at December 31, 2007	(495)	—
Accumulated other comprehensive loss	(584)	—
Accumulated deficit	(178,056)	(156,992)

Total stockholders’ equity	1,158,359	508,405

Total liabilities and stockholders’ equity	$1,985,936	$1,105,195

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales	$45,444	$19,438
Contract drilling and trucking fees	10,547	16,294
Gain on hedging instruments, net	—	1,190

Total revenue	55,991	36,922

Operating expenses:
Lease operating expense	7,621	4,015
Transportation expense	1,740	851
Production taxes	3,012	1,121
Exploration expense	1,002	624
Dry hole costs and impairments	2,339	3,517
Depreciation, depletion, amortization and accretion — oil and gas	19,348	15,701
Drilling and trucking operations	6,725	10,464
Depreciation and amortization — drilling and trucking	5,563	5,134
General and administrative	13,421	11,545

Total operating expenses	60,771	52,972

Operating loss	(4,780)	(16,050)

Other income and (expense):
Other income	457	75
Realized loss on derivative instruments, net	(1,635)	—
Unrealized loss on derivative instruments, net	(14,133)	(1,663)
Minority interest	329	17
Losses from unconsolidated affiliates	(108)	—
Interest income	1,870	76
Interest and financing costs	(7,950)	(7,595)

Total other expense	(21,170)	(9,090)

Loss from continuing operations before income taxes and discontinued operations	(25,950)	(25,140)

Income tax benefit	(1,320)	(8,575)

Loss from continuing operations	(24,630)	(16,565)

Discontinued operations:
Income from discontinued operations of properties sold, net of tax	3,546	2,483
Gain (loss) on sale of discontinued operations, net of tax	20	(4,662)

Net loss	$(21,064)	$(18,744)

Basic income (loss) per common share:
Loss from continuing operations	$(0.31)	$(0.30)
Discontinued operations	0.05	(0.04)

Net income (loss)	$(0.26)	$(0.34)

Diluted income (loss) per common share:
Loss from continuing operations	$(0.31)	$(0.30)
Discontinued operations	0.05	(0.04)

Net income (loss)	$(0.26)	$(0.34)

DELTA PETROLEUM CORPORATION
RECONCILIATION OF DISCRETIONARY CASH FLOW AND EBITDAX
(in thousands)
(unaudited)

	March 31,	March 31,
THREE MONTHS ENDED:	2008	2007
CASH PROVIDED BY OPERATING ACTIVITIES	$7,021	$12,589

Changes in assets and liabilities	20,485	18
Exploration and dry hole costs	3,341	4,141

Discretionary Cash Flow*	$30,847	$16,748

*	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities plus exploration costs. Discretionary cash flow is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Discretionary cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

	March 31,	March 31,
THREE MONTHS ENDED:	2008	2007
Net income (loss)	$(21,064)	$(18,744)

Income tax expense (benefit)	(1,320)	(9,038)
Interest Income	1,870	76
Interest and financing costs	(7,950)	(7,595)
Depletion, depreciation and amortization	28,598	23,330
(Gain) loss on sale of oil and gas properties and other investments	(20)	6,608
Unrealized (gain) loss on derivative contracts	14,133	1,663
Exploration and dry hole costs	3,341	4,141

EBITDAX**	$29,748	$15,479

	March 31,	March 31,
THREE MONTHS ENDED:	2008	2007
CASH PROVIDED BY OPERATING ACTIVITIES	$7,021	$12,589

Changes in assets and liabilities	20,485	18
Interest net of financing costs	4,688	6,663
Exploration and dry hole costs	1,270	1,616
Other non-cash items	(3,716)	(5,407)

EBITDAX**	$29,748	$15,479

**	EBITDAX represents net income before income tax expense (benefit), interest and financing costs, depreciation, depletion and amortization expense, gain on sale of oil and gas properties and other investments, unrealized gains (loss) on derivative contracts and exploration and impairment and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.